Exhibit 99.1

MagnaChip Semiconductor Report

Second Quarter Results

Seoul, South Korea, July 26, 2007 – MagnaChip Semiconductor today announced results for the second quarter ended July 1, 2007.

Sang Park, Chairman and CEO of MagnaChip Semiconductor, commented, “The second quarter came in better than our guidance, with revenues rising 28% from the first quarter. This improvement is the result of design wins, enhanced new product development, and strong operational execution, all of which contributed to achievement of share gains at current and new customer accounts. We remain focused on growth and making 2007 the year of MagnaChip’s recovery, as we focus on bringing high-quality display solutions, imaging solutions, and foundry services to the market faster.”

Revenue for the three months ended July 1, 2007 was $194.1 million, compared to $197.6 million in the second quarter of 2006.

Gross margin was $27.8 million or 14.3% of revenue for the quarter ended July 1, 2007, compared to $ 20.3 million or 10.3% of revenue for the second quarter of 2006.

Operating expenses were $70.1 million in the current quarter. This included $13.4 million in special charges, which were composed of $12.1 million in restructuring and impairment charges for the company’s oldest wafer fabrication facility and a $1.3 million legal settlement. Excluding special charges, operating expenses for the second quarter of 2007 were $56.8 million or 29.3% of revenue, compared to $56.0 million or 28.3% of revenue for the second quarter of 2006.

Operating loss was $42.4 million during the quarter. Excluding the special charges, the operating loss for the second quarter of 2007 was $29.0 million compared to $35.7 million before special charges in the prior year’s second quarter.

Net interest expense for the second quarter of 2007 was $15.0 million, compared to $14.4 million in the second quarter of 2006.

Net loss for the three months ended July 1, 2007 was $45.3 million. Excluding special charges, the loss was $31.9 million, compared to a net loss of $38.4 million excluding special charges in the prior year second quarter

Robert Krakauer, President and CFO of MagnaChip Semiconductor, said, “Our new product development and operational execution continue to improve. All three of our business segments showed significant growth quarter over quarter. As we drive for profitability, we are continuing our efforts to increase our productivity, including both rationalization of older facilities and upgrade of our 8 inch wafer capacity and process technology to support new customer design wins.”

Outlook

The Company expects revenue for the third quarter ending September 30, 2007 to be flat compared to the second quarter of 2007. Revenue is expected to rise again significantly in the fourth quarter of 2007, as design wins hit large scale production volume and seasonal holiday demand increases.

Investor Conference Call / Webcast Details

MagnaChip will report full results for the second quarter 2007 on Thursday, July 26, 2007 at 10:00 a.m. in New York (11:00 p.m., Thursday, July 26, 2007 in Seoul). The conference call will be available at www.magnachip.com and by telephone at +1-(201) 689-8560. A replay of the call will be available in two hours after the call through midnight on Thursday, August 2, 2007 in New York (1 p.m. on Friday, August 3, 2007 in Seoul) at www.magnachip.com and by telephone at +1-(201) 612-7415. The account number to access the replay is 3055 and the conference ID number is 247275, respectively.

About MagnaChip Semiconductor

MagnaChip Semiconductor is a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high performance, mixed signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. MagnaChip also provides wafer foundry services utilizing CMOS high voltage, embedded memory, analog and power process technologies for the manufacture of IC’s for customer-owned designs. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements in this press release including statements regarding expected future financial and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimated,” the negative of these terms, or other comparable terminology. Factors that could cause actual results to differ include general business and economic conditions and the state of the semiconductor industry; demand for end-use products by consumers and inventory levels of such products in the supply chain; changes in demand from significant customers; changes in customer order patterns; changes in product mix; capacity utilization; level of competition; pricing pressure and declines in average selling price; delays in new product introduction; continued success in technological innovations and delivery of products with the features customers demand; shortage in supply of materials or capacity requirements; availability of financing; exchange rate fluctuations; litigation and other risks as described in the Company’s SEC filings, including its annual report on Form 10-K for the year ended December 31, 2006.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

# # #

CONTACT:

In the U.S.:

David Pasquale, EVP at The Ruth Group

Tel: +646-536-7006

dpasquale@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of U.S. Dollars, except per unit data)

(Unaudited)

	Three Months Ended
	July 1, 2007	July 2, 2006
Net sales	$194,053	$197,613
Cost of sales	166,299	177,342

Gross profit	27,754	20,271
Operating expenses:
Selling, general and administrative	25,531	22,025
Research and development	32,534	33,934
Restructuring and impairment charges	12,084	93,684

Operating loss	(42,395)	(129,372)
Other income (expenses):
Interest expenses, net	(14,952)	(14,352)
Foreign currency gain, net	13,868	14,520

Loss before income taxes	(43,479)	(129,204)
Income tax expenses	1,845	2,859

Net loss	$(45,324)	$(132,063)

Dividends accrued on preferred units	2,983	2,706

Net loss attributable to common units	$(48,307)	$(134,769)

Net loss per common unit Basic and Diluted	(0.92)	(2.54)
Common units used in per common unit calculation: Basic and Diluted (in thousands)	52,773	53,099

Key Ratios & Information:
Gross Margin	14.3%	10.3%
Operating Expenses as a % of Revenue	36.1%	75.7%
Operating Margin	(21.8%)	(65.5%)
Depreciation & Amortization Expense	46,032	52,205
Capital Expenditures	16,612	6,271

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss)

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit, operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended July 1, 2007			Three Months Ended July 2, 2006
	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Gross Profit	Operating Income (Loss)	Net Income (Loss)
US GAAP Amounts	$27,754	$(42,395)	$(45,324)	$20,271	$(129,372)	$(132,063)
Special items
(1) Restructuring and impairment charges		12,084	12,084		93,684	93,684
(2) Subcontractor mutual agreement		1,281	1,281

Total special items		13,365	13,365		93,684	93,684

Non-US GAAP Profit	$27,754	$(29,030)	$(31,959)	$20,271	$(35,688)	$(38,379)

Adjusted Gross Margin			14.3%			10.3%
Adjusted Operating Expense—% of Revenue			29.3%			28.3%
Adjusted Operating Margin			(15.0)%			(18.1)%

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months ended July 1, 2007 and July 2, 2006 are as follows:

(1) Restructuring and impairment charges during the three months ended July 1, 2007 represent asset impairment charges and related cost on closing the oldest Company’s fabrication facility that generates loss and no longer supports our strategic technology roadmap.

Restructuring and impairment charges during the three months ended July 2, 2006 represent asset impairment charges on one of the Company’s fabrication facilities and restructuring charges associated with changes in certain management.

(2) Subcontractor mutual agreement was to resolve issues with subcontractors.

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	July 1, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$54,734	$89,173
Accounts receivable, net	117,212	76,665
Inventories, net	71,723	57,846
Other current assets	26,824	20,380

Total current assets	270,493	244,064

Property, plant and equipment, net	278,529	336,279
Goodwill and intangible assets, net	123,495	139,729
Other non-current assets	49,328	49,981

Total assets	$721,845	$770,053

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$114,103	$94,822
Short-term borrowings	40,000	0
Other current liabilities	27,426	26,627

Total current liabilities	181,529	121,449

Long-term borrowings	750,000	750,000
Other non-current liabilities	75,651	65,771

Total liabilities	1,007,180	937,220

Redeemable convertible preferred units	123,227	117,374

Unitholders’ equity	(408,562)	(284,541)
Total liabilities, redeemable convertible preferred units and unitholders’ equity	$721,845	$770,053

MagnaChip Semiconductor

Condensed Consolidated Statements of Cash Flows

(In thousands of US Dollars)

(Unaudited)

	Six Months Ended
	July 1, 2007	July 2, 2006
Cash flows from operating activities
Net loss	$(112,306)	$(135,954)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	89,974	102,509
Provision for severance benefits	9,379	5,357
Gain on foreign currency translation, net	(6,326)	(42,367)
Impairment of long-term assets	10,106	92,540
Changes in accounts and other receivable	(40,853)	28,121
Changes in inventories	(13,237)	31,539
Changes in accounts and other payable	10,722	(63,173)
Changes in accrued expenses	392	(2,088)
Other	2,182	(6,015)

Net cash provided by (used in) operating activities	(49,967)	10,469

Cash flows from investing activities
Capital expenditures	(24,960)	(20,510)
Other	834	5,945

Net cash used in investing activities	(24,126)	(14,565)

Cash flows from financing activities
Exercise of unit options	80	82
Repurchase of common units		(414)
Proceeds from short-term borrowings	40,000

Net cash provided by financing activities	40,080	(332)

Effect of exchange rates on cash and cash equivalents	(426)	4,342

Net increase (decrease) in cash and cash equivalents	(34,439)	(86)

Cash and cash equivalents
Beginning of the period	89,173	86,574

End of the period	$54,734	$86,488